Exhibit 2.2
LIMITED GUARANTEE
LIMITED GUARANTEE, dated as of December 14, 2010 (this “Limited Guarantee”), is made by H.I.G. Bayside Debt & LBO Fund II, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Matrixx Initiatives, Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Wonder Holdings Acquisition Corp. (“Parent”), a Delaware corporation, Wonder Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub has agreed to (i) commence a tender offer for all of the outstanding Shares (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.
     1. LIMITED GUARANTEE.
     In consideration of, and as an inducement to the Guaranteed Party entering into the Merger Agreement and performing its obligations thereunder, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party, but only up to the Cap (as defined below), as primary obligor and not merely as surety, the due and punctual payment, performance and discharge of all liabilities and obligations of Parent and Merger Sub (or each of them) under the Merger Agreement, including, without limitation, all liabilities and obligations to pay or perform, or to provide adequate funds for the payment of (a) the Offer Price, on terms and subject to the conditions set forth in the Merger Agreement, for each of the tendered Shares pursuant to Section 1.1 of the Merger Agreement, (b) the Per Share Merger Consideration for each of the Excluded Shares pursuant to Sections 4.1 and 4.2 of the Merger Agreement, (c) any obligations of Parent or Merger Sub under Section 6.5 of the Merger Agreement, (d) any liabilities or damages incurred or suffered by the Guaranteed Party as a result of the breach by the Parent or Merger Sub of any of their representations, warranties, covenants or other agreements under the Merger Agreement, including, but not limited to, any liabilities or damages arising or resulting from the termination of the Merger Agreement pursuant to Section 8.3(b), and (e) Parent’s and Merger Sub’s obligations pursuant to Sections 9.5(c) and (d) of the Merger Agreement to perform specifically the terms and provisions of the Merger Agreement to the extent such specific performance is found in a judicial determination (or a settlement tantamount thereto) to be required pursuant to the terms and conditions of the Merger Agreement or to pay monetary damages awarded in lieu of specific performance as completed under Section 9.5(d) of the Merger Agreement (collectively, the “Obligations”); provided, however, that the maximum aggregate liability of Guarantor hereunder shall not exceed an amount equal to $75,188,696 (the “Cap”), it being understood that in no event shall this Limited Guarantee be enforced without giving effect to the Cap. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until all of the Obligations have been satisfied in full; provided, however, that the obligation of Guarantor pursuant to this Limited Guarantee shall terminate and be of no further force or effect immediately upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms other than a termination pursuant to Sections 8.2, 8.3(b) or 8.3(c) thereof, and (c) 180 days after a termination of the Merger Agreement pursuant to Sections 8.2, 8.3(b) or 8.3(c) thereof, unless prior to the termination pursuant to Sections 8.2, 8.3(b) or 8.3(c) or the end of the 180 day period referred to in this clause (c), the Guaranteed Party shall have commenced a legal proceeding alleging amounts payable by the Guarantor to the Guaranteed Party under this Limited Guarantee or payable by the Parent or Merger Sub under the Merger Agreement, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment of the Obligations (subject to the Cap), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.
This Limited Guarantee is an absolute, unconditional, irrevocable and continuing (irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or the Equity Financing Commitment that may be agreed to by Parent or Merger Sub as further described in Section 2 below) guarantee of the full and punctual payment and performance of the Obligations (subject, in all respects, to the Cap). Without limiting the foregoing, this Limited Guarantee is a guarantee of payment and not of collection and in no way conditioned upon any requirement that the Guaranteed Party first attempt to collect the Obligations from the Parent or Merger Sub or resort to any security or other means of collecting payment. Should the Parent or Merger Sub default in the payment or performance of any of the Obligations, the Guarantor’s obligations hereunder shall become immediately due and payable to the Guaranteed Party. In addition, the Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made.
Subject to and in furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligations (subject to the Cap).
2. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.
a) The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Guarantor, Parent, Merger Sub or any other Person; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of the Parent, Merger Sub or any other

Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent, Merger Sub or any other Person; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligations; or (viii) the value, genuineness, validity, regularity, illegality or enforceability according to their terms of the Merger Agreement or the Equity Financing Commitment. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses to the payment of the Obligations that are available to the Parent and Merger Sub (a) under the Merger Agreement (other than any such defenses arising out of, or due to, or as a result of, the insolvency or bankruptcy of the Parent or Merger Sub (including, without limitation, the rejection of the Merger Agreement in an insolvency or bankruptcy of the Parent or Merger Sub)) and (b) in respect of a breach by the Guaranteed Party of this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.
b) The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any litigation or other proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if the Guaranteed Party prevails in such litigation or proceeding.
c) The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection with this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against the Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash; provided that the Guarantor shall have the right to cause any other person to satisfy its payment obligations to the Guaranteed Party hereunder. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Obligations and all other amounts payable under this Guarantee, an amount equal to the lesser of (i) the amount paid to the Guarantor in violation of the immediately preceding sentence and (ii) all amounts payable under this Guarantee shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any of the Obligations or other amounts payable under this Guarantee thereafter arising.
d) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto against any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or permitted assignees of the Guarantor, Merger Sub or Parent, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, each being referred to as a “Non-Recourse Party”), except for claims against the Guarantor or its successors or permitted assigns under, or in connection with, this Limited Guarantee, the Equity Financing Commitment or the transactions contemplated hereby or thereby and against the Parent, Merger Sub or their respective successors and assigns under, or in connection with, the Merger Agreement or the Equity Financing Commitment or the transactions contemplated thereby. The maximum aggregate liability of the Guarantor, Parent and Merger Sub under this Limited Guarantee, the Merger Agreement and the Equity Commitment Letter shall not exceed the Cap.
3. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Merger Sub or any other Person liable for any Obligations prior to proceeding against the Guarantor hereunder.
4. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants and covenants that:

     a) it is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware;
     b) it has all requisite power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Limited Guarantee;
     c) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;
     d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;
     e) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and
     f) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in force and effect in accordance with the termination provisions set forth herein.
5. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder to any other Person (including by operation of Law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.
6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given in writing and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, addressed to each party hereto as set forth below:
If to Guarantor, to it at:
c/o H.I.G. Capital LLC
1001 Brickell Bay Drive

27th Floor
Miami, FL 33131
Attention: Brian Schwartz
Facsimile: (305) 379-2013
with a copy to:
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Michael H. Weed, P.C.
If to the Guaranteed Party, to it at:
Matrixx Initiatives, Inc.
8515 E. Anderson Dr.
Scottsdale, AZ 85255
Attention: Samuel C. Cowley
Fax: (602) 385-8850
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street, New York, NY 10004
Facsimile: (212) 558-3588
Attention: Stephen M. Kotran
and
Snell & Wilmer L.L.P.
One Arizona Center, Phoenix, AZ 85004
Facsimile: (602) 382-6070
Attention: Matthew P. Feeney
7. RECOURSE. By its acceptance of the benefits of this Limited Guarantee and subject to its terms, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations hereunder or their creation, against, and no personal liability shall attach to any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against the Guarantor, or any Non-Recourse Party by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, it being acknowledged and agreed, for the avoidance of doubt, that the restriction on liability set forth in the immediately preceding sentence shall not limit or otherwise apply to the Guaranteed Party’s rights against the Guarantor under, or in connection with, this Limited Guarantee and the Equity Financing Commitment and

the transactions contemplated hereby and thereby and against the Parent or Merger Sub under, or in connection with, the Merger Agreement or the Equity Financing Commitment or the transactions contemplated thereby. The maximum aggregate liability of the Guarantor, Parent and Merger Sub under this Limited Guarantee, the Merger Agreement and the Equity Financing Commitment shall not exceed the Cap.
8. GOVERNING LAW; JURISDICTION. This Limited Guarantee, and all claims and causes of action arising out of, based upon, or related to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any action arising out of or relating to this Limited Guarantee, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the this Limited Guarantee, on behalf of itself or its property, by the personal delivery of copies of such process to such party in accordance with Section 6 hereof. Nothing in this Section 8 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.
9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.
10. COUNTERPARTS. This Limited Guarantee may be executed by facsimile or electronic (including.pdf) transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
11. MISCELLANEOUS.
     a) This Limited Guarantee, the Equity Financing Commitment and the Merger Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.
     b) Any provision hereof that is prohibited or unenforceable in any situation or in any jurisdiction shall be, as to such jurisdiction or situation, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any situation or jurisdiction shall not invalidate or render unenforceable such provision in any other situation or jurisdiction.
     c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.
     d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.
     e) The Guarantor hereby agrees that irreparable damages would occur in the event that any of the provisions of this Guarantee were not performed in accordance with the terms hereof, and that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Guaranteed Party is entitled at law or in equity. The Guarantor agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Guaranteed Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that the Guaranteed Party is seeking an injunction or injunctions to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions of this Limited Guarantee, the Guaranteed Party shall not be required to provide any bond or other security in connection with any such order or injunction.
(signature page to follow)
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     IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

By:	H.I.G. Bayside Advisors II, LLC
Its:	General Partner

By:	H.I.G.-GPII, Inc.
Its:	Manager

By:	/s/ Richard H. Siegel
	Name:	Richard H. Siegel
Its: Vice President and General Counsel

Accepted and Agreed
MATRIXX INITIATIVES, INC.

By:	/s/ William Hemelt
	Name:	William Hemelt
	Title:	President and Chief Executive Officer